Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this proxy statement/prospectus on Form S-4 of Gores Holdings VIII, Inc. of our report dated February 11, 2022, relating to the financial statements of Footprint International Holdco, Inc. We also consent to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ Deloitte and Touche LLP

Phoenix, AZ

February 11, 2022